UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	October 31, 2015

First Security Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Tennessee

(State or Other Jurisdiction of Incorporation)

000-49747	58-2461486
(Commission File Number)	(IRS Employer Identification No.)

531 Broad Street, Chattanooga, Tennessee	37402
(Address of Principal Executive Offices)	(Zip Code)

(423) 266-2000

(Registrant's telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note
On October 31, 2015, First Security Group, Inc. (“First Security”) completed its previously announced merger (the “Merger”) with Atlantic Capital Bancshares, Inc. (“Atlantic Capital”), pursuant to the Agreement and Plan of Merger by and between First Security and Atlantic Capital, dated as of March 25, 2015, as amended on June 8, 2015 (the “Merger Agreement”). At the effective time of the Merger (the “Effective Time”), First Security merged with and into Atlantic Capital, with Atlantic Capital surviving the Merger. Immediately following the Effective Time, Atlantic Capital Bank, the wholly-owned bank subsidiary of Atlantic Capital, merged with and into FSGBank, N.A., First Security’s wholly-owned bank subsidiary, with FSGBank, N.A. continuing as the surviving bank (the “Bank Merger”). Following completion of the Bank Merger, FSGBank, N.A. changed its name to “Atlantic Capital Bank, National Association.”
Pursuant to the terms of and subject to the conditions set forth in the Merger Agreement, holders of First Security common stock (other than shares held directly or indirectly by First Security or Atlantic Capital, which shares were canceled) are entitled to receive the consideration provided for in the Merger Agreement, which shall consist of either cash in the amount of $2.35 per share or 0.188 (the “Exchange Ratio”) shares of Atlantic Capital common stock for each share of First Security common stock held immediately prior to the Effective Time, plus cash in lieu of fractional shares (collectively, the “Merger Consideration”). Based on the elections received from First Security shareholders and in accordance with the terms of the Merger Agreement, the Merger Consideration to be paid to former First Security shareholders will consist of 30% cash and 70% Atlantic Capital common stock. Shares of Atlantic Capital’s common stock outstanding prior to the Merger were unaffected by the Merger.
Pursuant to their terms, shares of First Security common stock subject to restricted stock awards automatically vested at the Effective Time and were converted into shares of Atlantic Capital common stock (after adjustment by the Exchange Ratio). All First Security stock options outstanding at the Effective Time were assumed by Atlantic Capital and are exercisable on the same terms for Atlantic Capital common stock (after adjustment by the Exchange Ratio).
The foregoing description of the Merger Agreement and the Merger does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed by First Security on March 27, 2015, and the amendment to the Merger Agreement, which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed by First Security on June 10, 2015, each of which is incorporated herein by reference.

Item 1.02    Termination of a Material Definitive Agreement.
The information set forth in the Introductory Note to this Current Report on Form 8-K is incorporated by reference in its entirety.
First Security was subject to a Tax Benefits Preservation Plan, dated October 30, 2012, by and between First Security and Computershare, Inc., as successor to Registrar and Transfer Company (the “Plan”). The purpose of the Plan was to preserve the value of certain tax benefits. First Security’s Board of Directors determined that, as a result of the Merger, the limitation on First Security’s ability to use those tax benefits was no longer material to First Security or its shareholders. In accordance with the terms of the Plan, all rights issued under the Plan became null, void, and of no further effect upon the Effective Time and the Plan was terminated.
The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan, a copy of which was filed as Exhibit 3.1 to the Current Report on Form 8-K filed by First Security on October 30, 2012 and is incorporated herein by reference.

Item 2.01    Completion of Acquisition or Disposition of Assets.
The information set forth in the Introductory Note to this Current Report on Form 8-K is incorporated by reference in its entirety.

Item 3.03    Material Modification to Rights of Security Holders.
The information set forth in the Introductory Note and Item 1.02 to this Current Report on Form 8-K is incorporated by reference in its entirety.
At the Effective Time, pursuant to the terms of the Merger Agreement, each outstanding share of First Security’s common stock (other than shares held directly or indirectly by First Security or Atlantic Capital, which shares were canceled) was converted into the right to receive the Merger Consideration. First Security stock certificates and book-entry shares no longer represent shares of First Security common stock and only represent the right to receive the Merger Consideration.

Item 5.01    Changes in Control of Registrant.
The information set forth in the Introductory Note to this Current Report on Form 8-K is incorporated by reference in its entirety.
On October 31, 2015, pursuant to the terms of the Merger Agreement, First Security merged with and into Atlantic Capital, with Atlantic Capital continuing as the surviving corporation.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
The information set forth in the Introductory Note to this Current Report on Form 8-K is incorporated by reference in its entirety.
At the Effective Time, each of the Company’s directors and executive officers ceased serving in such capacities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ATLANTIC CAPITAL BANCSHARES, INC.
(as successor to First Security Group, Inc.)

Dated:    November 2, 2015

By:	/s/ Patrick T. Oakes
Name:	Patrick T. Oakes
Title:	Executive Vice President, Chief Financial Officer, Secretary and Treasurer